SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 15, 2004

ELIZABETH ARDEN, INC.

(Exact name of registrant as specified in its charter)

Florida	1-6370	59-0914138

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14100 N.W. 60th Avenue, Miami, Florida	33014

(Address of principal executive offices	(Zip Code)

Registrant's telephone number, including area code:	(305) 818-8000

____________________________________________________

(Former name or former address, if changed since last report)

      This Form 8-K/A is being filed to amend the Form 8-K filed via EDGAR on June 15, 2004 which was inadvertently filed under Item 9 instead of Item 5.

Item 5.   Other Events and Regulation FD Disclosure.

      On June 15, 2004, Elizabeth Arden, Inc. (the "Company") announced the closing of an offering of 2,549,723 shares of its common stock at $19.50 per share. Conopco, Inc. and Unilever United States Foundation, Inc., affiliates of Unilever, N.V. (the "Selling Shareholders"), sold 2,317,930 shares and the Company sold 231,793 shares pursuant to an over-allotment option granted by the Company and exercised by the underwriter on June 10, 2004.

        The shares sold by the Selling Shareholders represent the remaining shares of common stock underlying the Company's outstanding Series D Convertible Preferred Stock ("Series D Preferred Stock"). As a result, the Company will no longer be obligated to pay the 5% dividend on the outstanding liquidation value of the Series D Preferred Stock. In addition, as previously disclosed in the Company's public filings, the Company expects to incur a non-cash charge to reflect the accelerated accretion associated with the conversion of the Series D Convertible Preferred Stock to common stock. The Company expects the charge for the five-month period ending June 30, 2004 to be approximately $19.5 million, of which $6.0 million was incurred during the three months ended May 1, 2004. This will represent the last charge associated with the Series D Preferred Stock.

        The Company did not receive any proceeds from the sale of shares by the Selling Shareholders. The Company will use the net proceeds it receives from the exercise of the over-allotment option to reduce borrowings under its revolving credit facility.

        A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

      (c)  Exhibits.

           99.1   Press Release dated June 15, 2004.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIZABETH ARDEN, INC.

Date: June 16, 2004	By: /s/ Stephen J. Smith

Stephen J. Smith Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated June 15, 2004.